EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by Southern California Edison Company, a California corporation (the “Company”), and Robert Foster (“Consultant”) on this 25th day of August, 2005.

WHEREAS, the Company desires to engage the services of Consultant and Consultant agrees to act as an independent contractor on behalf of the Company;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1. Consultant agrees that for the Consulting Term set forth below, he will be available to serve as an independent contractor by rendering such advice and assistance to the Company as the Company’s Chief Executive Officer (the “CEO”) may request from time to time. The “Consulting Term” shall commence on January 1, 2006 (the “Effective Date”) and, unless earlier terminated in accordance with Section 5, shall end on the third anniversary of the Effective Date. The scope of such work may be spelled out in one or more purchase orders or engagement letters. The Company will give Consultant reasonable prior notice of its need for his services and will make reasonable scheduling accommodations to recognize Consultant’s other business and personal activities and plans. The Company’s CEO may request that Consultant provide services hereunder for an affiliate of the Company; but Consultant’s consent would be required for any assignment that would require a substantial amount of time outside of Southern California.

2. In consideration of the services to be performed during the Consulting Term, the Company will pay Consultant on the following basis:

(a) A retainer payment of $25,000 for each month of Consultant’s services to the Company during the Consulting Term. The retainer amount for any particular month shall be paid within the first ten business days of that month.

(b) A potential performance bonus of up to $200,000 each year during the Consulting Term. The bonus payment, if any, for a particular year shall be paid at the absolute discretion of the Company’s CEO within 60 days following the end of that year and shall be based on the CEO’s evaluation of Consultant’s performance during the year on the projects in which he was engaged under this Agreement. In determining whether such a bonus should be paid and the amount of any such bonus, the CEO may consider the Consultant’s level of effort, the degree of difficulty and importance of the projects, the results achieved during the year and such other factors as the CEO decides to consider.

(c) Consultant will make himself available, upon reasonable prior notice from the Company, for consulting services for up to 700 hours in any twelve month period during the Consulting Term. For hours up to this 700 hour/12 month level, Consultant will not receive any compensation other than the retainer amount and the potential performance bonus, as described above. If Consultant spends more than 700 hours on projects under this Agreement in a twelve month period during the Consulting Term, he will be paid at a rate of $400 per hour for his consulting services above the 700 hour level. Consultant shall give the CEO reasonable advance notice if Consultant anticipates that his time spent on consulting services hereunder will exceed 700 hours in a twelve month period and shall not exceed this 700 hour level without the consent of the CEO. The Company is not obligated to use any minimum number of hours of Consultant’s services.

3. Consultant is responsible for the expenses of maintaining his own office and support staff. The Company agrees to reimburse Consultant for any travel and related expenses reasonably incurred by him in connection with the performance of consulting services pursuant to this Agreement on a basis substantially consistent with the Company’s travel and related expense reimbursement policies applicable to its executives. Consultant will submit written invoices to the Company’s Controller accounting for Consultant’s time and reimbursable expenses on a monthly basis in accordance with the terms of any purchase order or engagement letter or as otherwise directed by the Company.

4. Consultant Status

(a) Consultant is not and will not be deemed an employee of the Company, or of an affiliate of the Company, while performing consulting services pursuant to this Agreement and will not be eligible to participate in any vacation, medical, retirement or other Company benefit program and shall not make claim of entitlement to any such benefit. However, this Agreement (including Section 5(e)) will not, in any way, affect Consultant’s rights to receive any and all Company benefits to which he may be entitled with respect to the period of Consultant’s employment by the Company (which employment will terminate on December 31, 2005 (the “Employment Termination Date”)) in accordance with the provisions of any other agreement or plan in which he was or is a participant or with respect to Consultant’s membership in Virginia Country Club as provided in Section 4(b) below.

(b) Consultant’s membership in Virginia Country Club in Long Beach, California, shall continue for the Consulting Term and, upon the expiration or termination of the Consulting Term, Consultant shall be permitted to retain such membership. Consultant will cause Virginia Country Club to send the Company a letter promptly after the date of this Agreement indicating the current fair market value of a membership in Virginia Country Club. Consultant will be taxed on the fair market value of the Virginia Country Club membership at such time and will be solely responsible for all tax liabilities associated therewith.

(c) This Agreement does not authorize Consultant to enter into contracts or other agreements for or on behalf of the Company or any of its affiliates, or to otherwise bind or make commitments on behalf of the Company or any of its affiliates. Consultant shall at no time hold himself out as having any such authority after the Employment Termination Date and, in fact, Consultant shall have no such authority after the Employment Termination Date. Consultant shall at no time after the Employment Termination Date hold himself out as an officer or employee of the Company or any of its affiliates. Consultant agrees that any federal, state, local and other applicable taxes which may become due and payable as a result of the compensation paid pursuant to this Agreement are the sole responsibility of Consultant. Consultant is not entitled to worker’s compensation benefits or unemployment compensation benefits provided by the Company. Consultant shall be solely responsible for any such benefits or related payments.

5. Early Termination of Consulting Services.

(a) Governmental Service. In the event that Consultant contemplates taking a position in a federal, state or municipal government body, Consultant shall provide the Company with written notice thereof. Such notice shall contain a detailed description of the position to be sought and the date on which Consultant would take such position (if elected or appointed, as the case may be). Consultant shall keep the Company apprised of Consultant’s pursuit of any such position. The date that Consultant would actually take such position in a federal, state or municipal government body is referred to as the “Governmental Service Date.” Consultant must provide the notice contemplated by the first sentence of this Section 5(a) to the Company at least sixty (60) days in advance of the Governmental Service Date as to any elective position and, as to any other position, at least thirty (30) days in advance of the Governmental Service Date. Consultant agrees to not accept any position that would cause the Governmental Service Date to be a date earlier than June 1, 2006. Consultant will cooperate with the Company and each of its affiliates in taking any and all actions as the Company may reasonably determine to be necessary or advisable in order to comply with any applicable conflict of interest laws, regulations, rules and guidelines for such position or to otherwise avoid any actual or perceived conflict of interest or potential therefor in light of such position. Without limiting the generality of the preceding sentence, in the event that Consultant notifies the Company that he contemplates taking a position that the Company reasonably determines may result in actual or perceived conflict of interest or potential therefor (under applicable conflict of interest laws, regulations, rules and guidelines for such position or otherwise), Consultant or the Company may terminate Consultant’s obligation to provide consulting services under this Agreement and the Consulting Term effective no later than the day preceding the expected Governmental Service Date.

At some time prior to or in connection with such termination, the CEO shall determine (as described in Section 2(b)) the amount of performance bonus, if any, that will be paid to Consultant for the year in which his obligation to provide consulting services under this Agreement terminates pursuant to this Section 5(a); provided that the CEO shall not be required to make such determination earlier than a reasonable period of time after the Company’s receipt of Consultant’s notice contemplated by the first sentence of this Section 5(a). In no event shall Consultant be entitled to any such bonus to the extent it cannot reasonably be paid prior to the Governmental Service Date and payment on or after such date would be in conflict with the conflict of interest laws, rules, regulations or guidelines applicable to Consultant in the governmental position he assumes.

(b) Full Time Private Sector Employment. At any time after the first anniversary of the Effective Date, Consultant may (by giving the Company at least 90 days advance written notice) terminate his obligation to provide services hereunder and the Consulting Term if he decides to accept a position as a full time employee at a private sector business entity other than any entity named or described on Exhibit A. The notice referred to in the previous sentence shall describe the position that Consultant intends to accept in sufficient detail to enable the Company to confirm that it is a position that qualifies as one that enables Consultant to exercise his option under this Section 5(b). Whether any performance bonus payments will be made is within the discretion of the CEO, as described in Section 2(b).

(c) Mutual Termination Options. By giving the other party at least 60 days advance written notice, either Consultant or the Company may, for any reason, terminate Consultant’s obligation to provide services hereunder and the

Consulting Term on or after the second anniversary of the Effective Date. Whether any performance bonus payments will be made is within the discretion of the CEO, as described in Section 2(b).

(d) Termination for Cause. The Company may terminate Consultant’s obligation to provide services hereunder and the Consulting Term at any time in the event of (i) Consultant’s conviction of, or pleading guilty or nolo contendere to, an act of fraud, embezzlement, theft, or other act constituting a felony; or (ii) Consultant’s breach of his obligations under this Agreement; provided that, as to any performance deficiency of Consultant that constitutes a breach of this Agreement (other than repeated deficiencies of the same or similar nature for which a prior notice pursuant to this clause has previously been given), the Company shall have first given written notice to Consultant of the circumstances that constitute such breach and, after a reasonable period of not less than ten (10) days, Consultant shall have failed to cure such breach. Consultant may terminate Consultant’s obligation to provide services hereunder and the Consulting Term at any time in the event of the Company’s breach of its obligations under this Agreement; provided that Consultant shall have first given written notice to the Company of the circumstances that constitute such breach and, after a reasonable period of not less than ten (10) days, the Company shall have failed to cure such breach. In the event of a termination pursuant to either of the two preceding sentences, Consultant shall not be eligible for any bonus payment (to the extent not theretofore paid).

(e) Terminations Generally. Upon and following the termination of the Consulting Term pursuant to any of the foregoing provisions of this Section 5, the Company shall have no further obligation to make any retainer, hourly payment, or other compensation payments to Consultant under this Agreement (other than the payment of any retainer or hourly payment actually due, but not theretofore paid, as of the date of termination of the Consulting Term). Notwithstanding anything else contained in this Section 5 to the contrary, even if Consultant’s obligation to provide services and the Consulting Term are terminated under this Section 5, Consultant’s obligation to comply with Section 8 and Section 9 shall continue until the third anniversary of the Effective Date and Consultant’s obligation to comply with Section 7 shall continue indefinitely; provided that Consultant’s obligation to comply with Section 8 shall terminate upon any Governmental Service Date that occurs prior to the third anniversary of the Effective Date. Consultant and the Company each agree that if the Consulting Term is terminated for any reason contemplated by this Section 5, neither party shall assert or pursue any remedies, at law or in equity, with respect to any such termination (other than as to any amounts that may be due pursuant to the express provisions of this Section 5).

6. Consultant agrees that the services to be rendered by Consultant pursuant to this Agreement are personal in nature and may not be assigned without prior written approval of the Company’s CEO or General Counsel.

7. Consultant acknowledges that he is in possession of confidential trade secrets and/or business information not publicly available concerning the Company and Company affiliates and may acquire such information while performing consulting services pursuant to this Agreement. Consultant specifically agrees that he will not at any time, in any fashion, form, or manner use or divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any such confidential information concerning any matters affecting or relating to the business of the Company or any Company affiliate.

8. Consultant agrees that he will not, directly or indirectly, for his own benefit, for the benefit of any person or entity other than the Company, or otherwise, at any time prior to the first to occur of (i) the Governmental Service Date or (ii) the third anniversary of the Effective Date:

(a) interfere with any Company business or regulatory relationship existing as of the Effective Date with any customer, supplier, financier, government agency, independent contractor, developer, promoter or others having any business or regulatory relationship with the Company, or any Company affiliate;

(b) make or cause to be made any public statement that is disparaging of the Company, or any Company affiliate, or their respective businesses or that materially injures the business or reputation of the Company, or any Company affiliate, or their respective businesses; or

(c) render advice or services of any kind to any person or entity in respect to any litigation, administrative proceeding or other contested matter in which Consultant knows that the Company or any of its affiliates has an interest adverse to that of any person or entity for whom or which Consultant is providing advice or services.

9. Consultant further agrees that he will not, prior to the third anniversary of the Effective Date except with the written consent of the Company’s CEO or General Counsel, render advice or services of any kind to any of the entities or categories of entities listed on Exhibit A, or their successors or affiliates. Based on the considerable time, money and efforts the Company has expended to develop its Confidential Information and build a competitive business, and based on Consultant’s unique skills and the access to Confidential Information that Consultant had during his employment with the Company and will have during the term of this Agreement, Consultant acknowledges that the length and scope of activity restrictions in Sections 8 and 9 of this Agreement are reasonable and necessary to protect the goodwill, Confidential Information and business interests of the Company. Consultant further acknowledges that the restrictions in Sections 8 and 9 of this Agreement will not interfere with Consultant’s ability to earn a sufficient livelihood or pursue his chosen profession.

10. The Company will not, so long as Section 8(b) is in effect with respect to Consultant, make or cause to be made any public statement that is disparaging of Consultant or that materially injures his business or reputation.

11. The provisions in Sections 8(b) and 10 are not intended to limit the ability, and responsibility, of Consultant and the Company to respond truthfully if and when required to do so in accordance with applicable law.

12. If, prior to the third anniversary of the Effective Date, Consultant engages in discussions with any entity or person regarding Consultant providing services to such entity or person, or regarding engaging in any business enterprise with such entity or person, he may disclose the fact that he has agreed to comply with the provisions of Sections 7, 8 and 9 and he may also disclose the provisions of such Sections to such entity or person.

13. Any violation by Consultant of Section 7, 8, or 9 shall constitute a material breach of this Agreement and the Company shall be entitled to injunctive interim relief to halt and/or prohibit any actual or threatened action in violation of Section 7, 8, or 9.

14. If any provision of this Agreement or the application thereof is held invalid, the invalidity will not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications, and to this extent, the provisions of this Agreement are declared to be severable.

15. Consultant represents and agrees that he has carefully read and understands this Agreement, and agrees that neither the Company nor any officer, agent, or employee of the Company or any of its affiliates has made any representations other than those contained herein. Further, Consultant and the Company expressly agree that they have entered into this Agreement freely and voluntarily and without pressure or coercion from the other or from their respective officers, agents, employees, or anyone else acting on their behalf. Consultant further expressly agrees that prior to the execution of this Agreement, he was advised to seek independent legal advice concerning the terms, conditions and effect of this Agreement.

16. This Agreement may be executed in counterparts and each counterpart, when executed, will have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

17. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. No provision of this Agreement may be amended or modified except by written agreement signed by the parties hereto.

18. Any dispute or controversy between Consultant, on the one hand, and the Company, on the other hand, in any way arising out of, related to, or connected with this Agreement or the subject matter hereof shall be resolved through final and binding arbitration in Los Angeles, California, in accordance with the Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, AAA shall then provide the names of nine available arbitrators experienced in business employment matters along with their resumes and fee schedule. The Company and Consultant may strike all names on the list either deems unacceptable. If more than one name remains on the list acceptable to both the Company and Consultant, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no name remains on the list acceptable to both the Company and Consultant, AAA shall furnish an additional list or lists until an arbitrator is selected. Final resolution of any dispute through arbitration may include any remedy or relief that the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with the matters referenced in the first sentence of this Section 18. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. Otherwise, the prevailing party will recover against the other party reasonable attorneys’ fees, expenses and costs incurred in connection with such proceedings.

[The remainder of this page has intentionally been left blank.]

IN WITNESS THEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Consultant has hereunto set his hand on the Effective Date first indicated above at Rosemead, California.

Robert Foster	Southern California Edison

By

Title

///

Exhibit A

LIST OF BUSINESSES AND ENTITIES

PG&E

Sempra Energy

Los Angeles Department of Water & Power

Calpine Corporation

Reliant Energy

Dynegy Inc.

Duke Energy

Williams Energy

Mirant Corporation

AES Corporation

California Manufacturers and Technology Association

California Large Energy Consumers Association

Independent Energy Producers Association